SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934


                Date of Report: February 11, 1997
                (Date of earliest event reported)


                 JOHN DEERE CAPITAL CORPORATION
       (Exact name of registrant as specified in charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                             1-6458
                    (Commission File Number)

                           36-2386361
                (IRS Employer Identification No.)

                            Suite 600
                 First Interstate Bank Building
                       1 East First Street
                       Reno, Nevada 89501
      (Address of principal executive offices and zip code)

                          (702)786-5527
      (Registrant's telephone number, including area code)




                       Page 1 of 4 pages.
              The Exhibit Index appears at Page 4.





Item 5. Other Information Events.

John Deere Capital Corporation

 The following is disclosed on behalf of the company's credit subsidiary, John Deere Capital Corporation, in connection with the disclosure requirements of programs providing for the issuance of debt securities:

 John Deere Capital Corporation's net income was $29.7 million in the first quarter of 1997 compared with $32.3 million for the same period last year. Higher income from a 15 percent increase in the average balance of receivables and leases financed was more than offset by lower financing spreads and higher expenditures associated with several growth initiatives.

 Financing receivable and lease acquisition volumes for the quarter increased 29 percent compared to a year ago primarily due to the increased sales of John Deere equipment. Acquisitions of retail notes, revolving charge accounts, leases and wholesale receivables all increased compared with last year.

 Net receivables and leases financed by John Deere Capital Corporation were $5.788 billion at January 31, 1997 compared with $5.005 billion one year ago. The increase resulted from financing receivable acquisitions exceeding collections during the last 12 months, partially offset by retail note sales during the same period. Net receivables and leases administered, which include receivables previously securitized and sold, totaled $6.757 billion at January 31, 1997 compared with $5.969 billion at January 31, 1996.


Item 7. Financial Statements, Pro Forma Financial Information and
        Exhibits.

(c) Exhibits

        (99) Press release and additional information of Deere & Company.











Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.



               JOHN DEERE CAPITAL CORPORATION



               By   /s/ Frank S. Cottrell
                 Frank S. Cottrell, Secretary


Dated: February 11, 1997
































EXHIBIT INDEX



                                                   Sequential
Number and Description of Exhibit                  Page Number


(99) Press release and additional information of       --
     Deere & Company (Incorporated by reference to Deere & Company Current Report on Form 8-K dated February 11, 1997, file number 1-4121).